Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	chubb.com @Chubb

News Release

Chubb Appoints George Ohsiek Chief Accounting Officer; Annmarie Hagan Named CFO of Operations & Technology and Transformation; Mong-Diep “Dee” Le to serve as Chief Auditor

Zurich, August 12, 2024 – Chubb Limited (NYSE: CB) today announced three executive appointments in the company’s finance organization effective Sept 4, 2024.

George Ohsiek has been appointed Vice President, Chubb Group and Chief Accounting Officer. Currently, he serves as Chief Auditor, Chubb Group. In his new role, Ohsiek will be responsible for the company’s corporate and regulatory accounting matters; managerial and external financial reporting; group-wide financial planning and analysis (FP&A); and statutory and GAAP accounting policy. He will also have direct oversight of corporate and subsidiary controllers.

Ohsiek succeeds Annmarie Hagan, who has been named Chief Financial Officer of Operations & Technology and Transformation. In her new role, she will be responsible for all FP&A activities for the company’s technology and operations organizations, including real estate operations in the countries and territories where Chubb operates; tracking technology-related transformation initiatives; controllership of technology-related assets and compliance functions; and operationalizing ESG-related financial reporting for the company.

Mong-Diep “Dee” Le will succeed Ohsiek as Chief Auditor. Currently, she serves as Executive Vice President, Global Controller for Chubb. In her new role, Le will be responsible for all Chubb internal audit functions worldwide, including control processes and key risk assessments. A new Global Controller will be announced shortly.

The three executives will report to Peter Enns, Executive Vice President, Chubb Group and Chief Financial Officer. Hagan will also report to Julie Dillman, Executive Vice President, Chubb Group; Senior Executive, Operations & Technology; and Digital Transformation Officer. Le will also report to the Chubb Limited Audit Committee.

“The strength of Chubb’s finance organization is evident in the three seasoned executives who are stepping into new roles,” said Enns. “Together, George, Annmarie, and Dee have four decades of experience with Chubb, along with the skills and expertise they brought to the company when they first joined. With their deep knowledge of Chubb and expertise in corporate finance and accounting, they are eminently qualified to lead their respective new teams.”

Ohsiek has more than 25 years of accounting and finance experience. Prior to serving as Chief Auditor, he held various corporate finance positions at the company, including Senior Vice President of Global Accounting Policy and Group Controller. Prior to joining the company in 2008, Mr. Ohsiek served at the U.S. Securities and Exchange Commission and KPMG. He holds a Bachelor of Science degree in Accounting from The State University of New York College at Geneseo.

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Chubb Limited News Release

Hagan has more than 35 years of experience in insurance, accounting and financial management. Prior to serving as Chief Accounting Officer, she was Global Controller of Chubb from 2016 to 2020. She joined the company’s Combined Insurance business in 2014 as Senior Vice President, operations and finance. Earlier in her career, from 1999 to 2001, she also served as a Vice President in finance with Chubb. Prior to rejoining the company in 2014, Hagan served in executive leadership positions, including Chief Financial Officer for Cigna Corp.

Le has more than 25 years of accounting and reporting experience. Prior to serving as Global Controller, she held positions of increasing responsibility in SEC reporting and financial accounting.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 40,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445, karen.beyer@chubb.com

Media Contact

MediaRelations@Chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2